EXHIBIT 10.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE

THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE (this “Agreement”), dated March 16, 2017 (the “Effective Date”), is executed by and between BioCorRx, Inc., a Nevada corporation (the “Company”) and Lucas Hoppel. The Company and Mr. Hoppel are each respectively referred to herein as a “Party” and collectively as “the Parties.”

WHEREAS, the Parties entered into that certain Securities Purchase Agreement dated as of October 20, 2016 pursuant to which the Company issued Mr. Hoppel a convertible promissory note in the principal amount of $110,000 in exchange for Mr. Hoppel lending the Company $100,000 (the “Note”);

WHEREAS, the amount outstanding pursuant to the Note, as of March 7, 2017, is at least $136,000;

WHEREAS, in lieu of the Company paying back the amount owed pursuant to the Note, the Company has agreed to issue and Mr. Hoppel has agreed to accept, shares of the Company’s common stock as full repayment of the Note; and

WHEREAS, the Parties desire to fully and finally settle all claims between them with respect to the Note.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is stipulated and agreed, by and among the undersigned, that any claims arising from any amounts owed by the Company to Mr. Hoppel pursuant to the Note (including due to any events of default under the Note) (the “Settled Claims”) are fully and finally settled upon the following terms and conditions:

Section 1. Settlement. In exchange for Mr. Hoppel’s settlement and release of the Settled Claims, the Company shall issue 6,831,000 shares of the Company’s common stock (the “Settlement Shares”) to Mr. Hoppel on or before March 21, 2017. Upon issuance of the Settlement Shares, the Note shall be considered fully repaid and Mr. Hoppel shall return the Note to the Company.

Section 2. Default. In the event that the Company defaults in issuing the Settlement Shares to Mr. Hoppel on or before March 21, 2017, this Agreement shall be deemed null and void at the sole option of Mr. Hoppel. Notwithstanding anything in this Agreement to the contrary, in the event that an exemption under Rule 144 is unavailable to Mr. Hoppel with respect to the Settlement Shares on April 20, 2017, then this Agreement shall be deemed null and void at the sole option of Mr. Hoppel.

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Section 3. Release by Mr. Hoppel. Upon issuance of the Settlement Shares, and subject to the other conditions in this Agreement, Mr. Hoppel, on his own behalf, and on behalf of his respective past, present or future employees, agents, attorneys, administrators, heirs, executors, trustees, beneficiaries, representatives, successors, assigns, and related business entities (collectively, the “Hoppel Releasing Parties”), hereby absolutely, unconditionally and irrevocably RELEASE and FOREVER DISCHARGE the Company, its subsidiaries, and each of its respective past, present or future parent entities, divisions, affiliates, subsidiaries, related business entities, shareholders, members, partners, limited partners, directors, managing directors, managers, officers, control persons, employees, agents, attorneys, administrators, representatives, successors and assigns (collectively, the “Company Released Parties”) from any and all claims, actions, causes of action, suits, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by any of the Hoppel Releasing Parties, whether the same be at law, in equity or mixed, which such Hoppel Releasing Party ever had, now has, or hereafter can, shall or may have against any or all of the Company Released Parties, in respect of or arising from the Settled Claims, (collectively the “Hoppel Released Claims”); provided, however, that nothing contained in this Agreement shall be construed to prohibit Mr. Hoppel from bringing appropriate proceedings to enforce the obligations of the Company set forth in this Agreement and/or to fulfill its obligations hereunder, none of which are released hereby until Mr. Hoppel’s receipt of the Settlement Shares (subject to the conditions in Section 2).

Section 5. Release by the Company. Upon the execution of this Agreement, the Company, on its own behalf, and on behalf of its respective past, present or future parent entities, divisions, affiliates, subsidiaries, related business entities, shareholders, members, partners, limited partners, present and former directors, managing directors, managers, officers, control persons, shareholders, employees, agents, attorneys, administrators, heirs, executors, trustees, beneficiaries, representatives, successors and assigns (collectively, the “Company Releasing Parties”), hereby absolutely, unconditionally and irrevocably RELEASE and FOREVER DISCHARGE each of Mr. Hoppel and each of his respective past, present or future employees, agents, attorneys, administrators, heirs, executors, trustees, beneficiaries, representatives, successors, assigns, and related business entities (collectively, the “Hoppel Released Parties”) from any and all claims, actions, causes of action, suits, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by any of the Company Releasing Parties, whether the same be at law, in equity or mixed, which such Company Releasing Party ever had, now has, or hereafter can, shall or may have against any or all of the Hoppel Released Parties, in respect of or arising from the Settled Claims, (collectively, the “Company Released Claims”); provided, however, that nothing contained in this Agreement shall be construed to prohibit the Company from bringing appropriate proceedings to enforce the obligations of Mr. Hoppel hereunder, none of which are released hereby until the Company’s receipt of the Note.

Section 6. Power, Authority and Capacity. Each Party represents and warrants to the other Party that it has the power, authority and capacity to enter into this Agreement.

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Section 7. Preparation of Agreement. Each Party represents to the other that its counsel has negotiated and participated in the drafting of, and are legally authorized to negotiate and draft, this Agreement. Each Party to this Agreement acknowledges that this Agreement was drafted jointly by the Parties hereto and each Party has contributed substantially and materially to the preparation of this Agreement. The Agreement shall be construed as having been made and entered into as the result of arms-length negotiations, entered into freely and without coercion or duress, between parties of equal bargaining power. The language in this Agreement and any documents executed in connection therewith shall be interpreted as to its fair meaning and not strictly for or against any Party.

Section 8. No Assignment of Released Claims. Each Releasing Party represents and warrants to the Released Parties that there has been no assignment or other transfer of any interest in any Released Claim.

Section 9. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part of degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 10. Amendment; Governing Law. This Agreement may not be amended, modified or supplemented except in a writing signed by the Parties. This Agreement shall be governed by and construed under the laws of the State of Nevada without regard to principles of conflicts of law.

Section 11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12. Waiver. No delay in exercising any right hereunder shall be deemed a waiver thereof, and no waiver shall be deemed to have any application to any future default or exercise of rights hereunder.

Section 13. Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all Parties hereto. No Party has relied on any representations not contained within or referred to in this Agreement and the documents delivered herewith.

Section 14. Captions. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first above written.

BIOCORRX, INC.

By:
Name:	Lourdes Felix
Title:	Chief Financial Officer

LUCAS HOPPEL

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